Exhibit 99.1

Grindr Appoints John North as Chief Financial Officer

WEST HOLLYWOOD, Calif.--(BUSINESS WIRE)-- Grindr Inc. (NYSE: GRND), the Global Gayborhood in Your Pocket™, today announced that John North is joining the company as Chief Financial Officer, effective immediately. In this role, North will partner with the executive leadership team to shape Grindr’s strategy and will lead the finance organization including accounting, treasury, tax, financial planning and analysis, and investor relations to support and accelerate Grindr’s rapid growth.

North has over 20 years experience in leading high-growth public companies, having served as both CEO and CFO at Fortune 500 and S&P 500 global organizations.

“John is an exceptional partner whom I have worked closely with in the past as we built and scaled organizations in the consumer sector,” said George Arison, Grindr’s CEO. “His extensive background in driving growth and profitability at public companies in all market environments, paired with his hands-on and forward-looking mentality, make him an ideal fit. I look forward to working closely with John as we leverage his significant experience to accelerate Grindr’s expansion and continue to drive value for shareholders.”

“I am thrilled to be joining Grindr, where I believe it can further its storied history and phenomenal financial success to become a truly generational company,” said North. “I have long admired George’s leadership, and am catalyzed to work with him and the incredibly talented team as we execute his ambitious plans to create amazing new experiences in relationships, social networking and beyond.”

North is currently a member of the Board of XPEL (Nasdaq: XPEL), where he serves as Chair of the Compensation Committee and is a financial expert on the Audit Committee. Most recently, he was the Chief Executive Officer and Director of Lazydays Holdings (Nasdaq: GORV). Previously, North was the Chief Financial Officer at Copart (Nasdaq: CPRT), and served as the Chief Financial Officer for both Avis Budget Group (Nasdaq: CAR) and Lithia & Driveway (NYSE: LAD). North is a licensed CPA and a CFA Charterholder.

About Grindr Inc.

With nearly 15 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your Pocket™, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190+ countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015, Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.

Contacts

Investors:
IR@grindr.com

Media:
Press@grindr.com